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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE

                                                                     Page 1 of 2

COMPANY CONTACTS:

Karl Spurzem                                            Michael Sophie
Investor Relations                                      Chief Financial Officer
(408)866-3666                                           (408)866-3666


    P-COM, INC.'S ITALIAN SUBSIDIARY ANNOUNCES ORDER VALUED AT $20 MILLION
        FOR THE SUPPLY AND INSTALLATION OF A COMPLETE BROADCAST NETWORK
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CAMPBELL, CA, USA (October 16, 1997) -- P-com, Inc. (NASDAQ National Market:
PCMS), announced today that its Italian subsidiary has received an order valued at $20 million for the construction of a complete broadcast network for a group of private companies located in Papua-New Guinea.

Through its Italian subsidiary, Technosystem, S.p.A., P-Com will provide traditional TV broadcasting equipment, studio equipment, and terrestrial equipment. In addition, the network will include a Point-to-MultiPoint based "Pay TV" system as part of its structure.

It is anticipated that deliveries associated with the contract will ship over the next 12 months.

P-Com, Inc. develops, manufactures and markets network access systems for the worldwide wireless telecommunications market. The point-to-point and spread spectrum radio links provided by P-Com are designed to satisfy the network requirements of cellular and personal communications services, corporate communications, public utilities and local governments.

Statements in this release that are forward looking involve known and unkown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors


                                    -More-
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    P-COM, INC.'S ITALIAN SUBSIDIARY ANNOUNCES ORDER VALUED AT $20 MILLION
        FOR THE SUPPLY AND INSTALLATION OF A COMPLETE BROADCAST NETWORK
    ----------------------------------------------------------------------

may include, but are not limited to, reliance upon subcontractors, fluctuations in customer demand and commitments, both in timing and volume, the Company's ability to have available an appropriate amount of production capacity in a timely manner, the ability of the Company's customers to finance their purchases of the Company's products and/or services, the timing of new technology and product introductions and the risk of early obsolescence. Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.

        P-Com, Inc., with world headquarters in Campbell, California, USA and offices in Florida, New Jersey, Virginia, the UK, France, Germany, Mexico and Singapore, is committed to designing, manufacturing and marketing highly reliable and cost-effective radio transmission systems for the worldwide telecommunications industry. P-Com, Inc. is an ISO 9001 certified company. For additional information, contact P-Com at:

   P-Com, Inc.     3175 S. Winchester Boulevard    Campbell, CA 95008   USA
                  TEL: (408)866-3666      FAX: (408)866-3655

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